EXHIBIT 99.1

NeuroMetrix Reports Q2 2017 Financial Results

•	Revenue of $4.3M is up 63% year-over-year

•	Quell device shipments of 20.1K and electrode reorders of 30.7K represent new quarterly highs

•	DPNCheck revenue of $0.8 million is up 78% year-over-year

WALTHAM, Mass.,--(BUSINESS WIRE) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended June 30, 2017.

The Company develops and markets novel therapies, based on neurostimulation and digital medicine, for chronic health conditions. The Company’s primary product is Quell®, which is an over-the-counter wearable neurostimulation device for treating chronic pain. The Company also has a diagnostic business based on its DPNCheck® product, which is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

Highlights:

•	Revenue for Q2 2017 of $4.3 million was up 63% from $2.6 million in Q2 2016. Quell contributed $3.0M in revenue and DPNCheck contributed $0.8M in revenue.

•
Quell Q2 2017 shipments totaled 20,110 devices and 30,707 electrode reorder packages with a total invoiced value of $4.4 million. This was an increase from 18,697 devices and 25,437 electrode reorder packages with a total invoiced value of $4.1 million in Q1 2017.

•	Quell intellectual property assets were expanded with the issuance of two U.S. utility patents.

•	DPNCheck Q2 2017 revenue of $0.8 million was up 78% from Q2 2016. Shipments included 47,700 biosensors, up 45% from 32,875 biosensors in Q2 2016.

•	A $7.0 million private equity offering was announced subsequent to Q2 2017.

"Our primary focus remains top-line revenue growth and cash management. The Q2 2017 financial results continue positive trend lines on both metrics," said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. "We are also devoting significant resources toward our future competitiveness. R&D investment in product innovation is a good example. Another example is funding Quell-related clinical studies. Combined, these efforts are designed to establish a business capable of delivering growth over the long term.”

Financial Highlights:

The Company reported its financial highlights results for Q2 2017. Total revenues were $4.3 million versus $2.6 million for Q2 2016, an increase of 63%. Gross margin was 38.8% of total revenues, down slightly from 40.6% in Q2 2016. The change in gross margin primarily reflects lower average selling prices for the expanding Quell retail and TV business. Operating expenses decreased to $5.0 million compared to $5.3 million in Q2 2016. Loss from operations was $3.4 million in Q2 2017 versus $4.2 million in Q2 2016. After interest income and changes in fair value of warrant liabilities, net loss was $3.2 million in Q2 2017 and $4.1 million in Q2 2016. Net cash usage in Q2 2017 was $3.3million, down from $4.2 million in Q2 2016. The Company ended Q2 2017 with cash and cash equivalents of $3.6 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, July 20, 2017 at 8:00 a.m., Eastern Time. To access the call in the United States, dial 844-787-0799 and use the confirmation code 30255790. Internationally, the conference call may be accessed by dialing (661) 378-9630 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 855-859-2056, domestically and 404-537-3406, internationally. The confirmation code to access the replay is 30255790. The replay will be available for one week after the conference call.

About NeuroMetrix
NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company's lead product is Quell, an over-the-counter wearable therapeutic device for chronic pain. Quell is integrated into a digital health platform that helps patients optimize their therapy and decrease the impact of chronic pain on their quality of life. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. The company maintains an active research effort and has several pipeline programs. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.
Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$4,310,059	$2,647,422	$8,616,181	$4,922,669

Cost of revenues	2,639,402	1,572,370	5,337,004	3,054,883

Gross profit	1,670,657	1,075,052	3,279,177	1,867,786

Operating expenses:
Research and development	877,584	1,127,850	1,780,868	2,284,640
Sales and marketing	2,919,281	2,832,279	5,516,993	5,240,158
General and administrative	1,245,347	1,292,305	2,667,129	2,716,646

Total operating expenses	5,042,212	5,252,434	9,964,990	10,241,444

Loss from operations	(3,371,555)	(4,177,382)	(6,685,813)	(8,373,658)

Interest income	3,207	4,553	7,464	11,258
Change in fair value of warrant liability	130,552	77,309	208,153	171,625

Net loss	$ (3,237,796)	$ (4,095,520)	$(6,470,196)	$(8,190,775)

NeuroMetrix, Inc.
Condensed Balance Sheets

	June 30, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$3,611,949	$3,949,135
Other current assets	4,181,838	3,637,788
Noncurrent assets	588,872	696,968
Total assets	$8,382,659	$8,283,891

Current liabilities	$3,669,590	$3,318,486
Common stock warrants	41,099	4,641
Stockholders’ equity	4,671,970	4,960,764
Total liabilities and stockholders’ equity	$8,382,659	$8,283,891